Filed Pursuant to Rule 424(b)(3)

Registration No. 333-190897

Prospectus Supplement No. 5

(to Prospectus dated April 9, 2014)

5,227,631 Shares

LIPOCINE INC.

Common Stock

This prospectus supplement supplements the prospectus, dated April 9, 2014 (the “Prospectus”), which forms a part of our Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 (Registration No. 333-190897). This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on June 11, 2014 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the sale or other disposition from time to time of up to 5,227,631 shares of our common stock, which are held by the selling stockholders named in the Prospectus. The shares of common stock covered by the Prospectus and this prospectus supplement were previously issued by us in a private placement. We are not selling any common stock under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholders.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus and the prospectus supplements dated April 29, 2014, May 13, 2014, May 15, 2014 and May 27, 2014. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is quoted on The NASDAQ Capital Market under the symbol “LPCN”.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 11, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

June 10, 2014

LIPOCINE INC.

(Exact name of registrant as specified in its charter)

Commission File No. 001-36357

Delaware	99-0370688
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

675 Arapeen Drive, Suite 202

Salt Lake City, Utah 84108

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (801) 994-7383

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2014, at the annual general meeting of shareholders of Lipocine Inc. (the “Company”), shareholders approved the adoption of the Company’s 2014 Stock Incentive Plan, which had previously been approved by the Company’s Board of Directors, subject to stockholder approval. A description of the Company’s 2014 Stock Incentive Plan is set forth in the Company’s 2014 Proxy Statement filed with the Securities and Exchange Commission on April 29, 2014 under the caption “Proposal No. 3 – Approval of Our 2014 Stock Incentive Plan”, and is incorporated herein by reference. The description of the Company’s 2014 Stock Incentive Plan is qualified in its entirety by reference to the full text of such plan, which was attached to the Company’s 2014 Proxy Statement as Appendix II and is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders

On June 10, 2014, the Company held its annual general meeting of shareholders, at which time the following items were voted upon:

(1)	Election of Directors. The Company’s shareholders elected for a one-year term five persons nominated for election as directors. The following table sets forth the vote of the shareholders at the meeting with respect to the election of directors:

Nominee	For	Withheld	Broker Non-Vote

Mahesh V. Patel	7,236,296	553,247	885,352
Dr. Stephen A Hill	7,789,543	−	885,352
Jeffrey A. Fink	7,789,543	−	885,352
John W. Higuchi	7,688,296	101,247	885,352
Dr. Richard Dana Ono	7,789,543	−	885,352

There were no abstentions with respect to the election of directors.

(2)	Approval and Adoption of Amended and Restated Certificate of Incorporation. The Company’s shareholders did not approve and adopt the terms of the amended and restated certificate of incorporation that provided for the Company to, among other things, authorize the classification of the Board of Directors into three classes with staggered terms. The following table sets forth the vote of the shareholders at the meeting with respect to this amendment:

For	Against	Abstain	Broker Non-Vote
7,537,448	251,803	292	885,352

(3)	Approval and Ratification of the Company’s 2014 Stock Incentive Plan. The Company’s shareholders approved and ratified the Company’s 2014 Stock Incentive Plan, which previously had been approved by the Company’s Board of Directors, subject to shareholder approval.

For	Against	Abstain	Broker Non-Vote
7,639,727	145,964	3,852	885,352

(4)	Ratification of Appointment of Independent Registered Public Accounting Firm. The Company’s shareholders voted upon and ratified the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014. The following table sets forth the vote of the shareholders at the meeting with respect to the appointment of KPMG LLP:

For	Against	Abstain
8,674,603	−	292

There were no broker non-votes in the ratification of appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibit.

10.1	Lipocine Inc. 2014 Stock Incentive Plan (incorporated herein by reference to the Definitive Proxy Statement filed by Lipocine Inc. on April 29, 2014).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIPOCINE INC.

Date:	June 11, 2014	By:	/s/ Mahesh V. Patel
Mahesh V. Patel
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Lipcoine Inc. 2014 Stock Incentive Plan (incorporated herein by reference to the Definitive Proxy Statement filed by Lipocine Inc. on April 29, 2014).